UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2023

NorthStar Healthcare Income, Inc.
(Exact name of Registrant as Specified in its Charter)

Maryland	000-55190	27-3663988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
16 East 34th Street, 18th Floor,
New York, NY 10016
(Address of Principal Executive Offices, Including Zip Code)

(929) 777-3135
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation and Appointment of Officers
Effective October 1, 2023, the board of directors (the “Board”) of NorthStar Healthcare Income, Inc. (the “Company”) appointed Ann B. Harrington as the Company’s General Counsel and Secretary. Ms. Harrington, age 42, previously served as Managing Director, General Counsel and Secretary of NRF Holdco, LLC, the Company’s former sponsor, a position she held from March 2022 to September 2023. Prior to this role, Ms. Harrington was a Managing Director, Deputy General Counsel of the Company’s then sponsor, DigitalBridge Group, Inc. (f/k/a Colony Capital, Inc. and NorthStar Asset Management Group Inc.), a position she held from March 2019 to February 2022, and previously served as Senior Vice President, Deputy General Counsel since January 2017 and as Senior Corporate Counsel from January 2015 to January 2017. During this period, Ms. Harrington also served as the Company’s General Counsel and Secretary, from May 2016, and Interim Chief Executive Officer and President, from August 2022, through the completion of the Company’s internalization on October 21, 2022. Prior to joining NorthStar Asset Management Group Inc., Ms. Harrington served as an associate in the Corporate and Financial Services Group of Willkie Farr & Gallagher LLP from September 2008 through December 2014, where she advised public and private corporate clients with respect to capital markets transactions, mergers and acquisitions, securities laws compliance, corporate governance and other general corporate matters. Ms. Harrington holds a Bachelor of Arts from Princeton University and a Juris Doctor from The Ohio State University Moritz College of Law.
Ms. Harrington will receive an annual base salary of $360,000. Ms. Harrington will initially be eligible for annual cash incentive compensation at 50% (threshold), 100% (target) and 150% (maximum) of $240,000, subject to annual review commencing in 2024. For 2023, Ms. Harrington’s target annual cash incentive compensation opportunity will be $110,000.
Ms. Harrington was also granted a one-time, long-term incentive award (the “LTIP Award”) having a total target award value of $1,000,000 that, subject to her continued employment with the Company through December 31, 2025, will vest 25% on such date and the remaining 75% will vest on such date if and to the extent certain performance criteria are to be achieved. The payout opportunity for the performance component of the LTIP Award ranges from zero to 150% of the target value, depending upon the amounts distributed to stockholders, or available to be distributed to stockholders as determined by the Board in its sole discretion, over the vesting period. If, prior to the vesting date, (a) her employment is terminated because of her death or disability, by the Company without cause or by her for good reason, a pro rata portion of the award will vest or (b) a change of control occurs, the award will vest and be paid following the change of control based on the level of achievement of the performance goal as of the change of control.
Ms. Harrington will also receive severance if her employment is terminated by the Company without cause or by her for good reason equal to continued payment of her annual base salary for twelve months following termination, and a prorated amount of the target annual cash incentive compensation.
The Company and Ms. Harrington have entered into a Restrictive Covenant Agreement that subjects Ms. Harrington to noncompetition restrictions during employment and for a period of six months following a termination of Ms. Harrington’s employment for cause or by Ms. Harrington without good reason, as well as noninterference restrictions and nonsolicitiation restrictions during employment and for a period of twelve months following termination of Ms. Harrington’s employment for any reason, and certain confidentiality and nondisparagement restrictions during employment and thereafter.
In connection with Ms. Harrington’s appointment, on October 1, 2023, Nicholas R. Balzo resigned solely as Secretary of the Company, and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Balzo continues to serve as the Company’s Chief Financial Officer and Treasurer.
The foregoing description of the employment arrangements with Ms. Harrington does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the offer letter and the Restrictive Covenant Agreement, which are attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference. The foregoing description of the LTIP Award does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Form of Long-Term Incentive Award Agreement, which is attached Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on March 9, 2023, and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated September 30, 2023, from NorthStar Healthcare Income, Inc. to Ann Harrington
10.2	Restrictive Covenant Agreement, dated October 1, 2023, between NorthStar Healthcare Income, Inc. and Ann B. Harrington
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Healthcare Income, Inc.

Date: October 4, 2023	By:	/s/ Nicholas R. Balzo
Nicholas R. Balzo
Chief Financial Officer and Treasurer
4